EXHIBIT 99.1

               INTERLINK ELECTRONICS, INC. ANNOUNCES $2.25 MILLION
                              STRATEGIC INVESTMENT

          Camarillo, California September 29, 1997 -- Interlink Electronics, Inc., (NASDAQ:LINK), today announced a $2.25 million equity investment by a group led by WKK, one of Interlink's strategic manufacturing partners. The investment was structured as a private placement of unregistered Interlink Electronics' common stock. The shares are subject to a restriction on resale for at least one year.

          "Our investment in Interlink Electronics demonstrates our commitment to support both Interlink's growth as well as our own. We hold a strong belief in the long term potential of Interlink's strategic direction and we are excited about being part of their success," said Senta Wong, chairman of WKK.

          "As we move into more mainstream consumer products, the development of overseas manufacturing capabilities is essential. Based in China, WKK is an important component of that strategy," said E. Michael Thoben, chairman, president and CEO of Interlink Electronics. "WKK's production quality and short time-to-market make them one of the world's premiere manufacturers, as evidenced by their long list of major Japanese and American brand name customers."

About Interlink Electronics, Inc.

          Interlink Electronics, Inc. Is an industry leader in the development and manufacturer of computer pointing devices and technologies. The company's products include handheld remote controls with "mouse" functionality, wireless and keyboards, touchpads and pointing sticks, and desktop PC pointing devices. The company maintains offices in Camarillo, California and Tokyo Japan. Its Force Sensing Resistor(R) (FSR(R)) technology is protected by more than 60 international patents and has received international awards for engineering innovation.

About WKK

          WKK, Wong's Kong King International (Holdings) Limited, has been listed in the Hong Kong Stock Exchange since 1989. Sales of the company for 1996 are approximately US$320 million. The company is one of the largest electronics manufacturing services providers in the People's Republic of China and is a major distributor of components, material and equipment for the electronics industry in the Pacific region.

                  From time to time the Company may issue forward-looking statements that involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the forward-looking statements: business conditions and growth
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in the electronics industry and general economies, both domestic and international; lower than expected customer orders, delays in receipt of orders or cancellation of orders; competitive factors, including increased competition, new product offerings by competitors and price pressures; the availability of third party parts and supplies at reasonable prices; changes in product mix; significant quarterly performance fluctuations due to the receipt of a significant portion of customer orders and product shipments in the last month of each quarter, and product shipments interruptions due to manufacturing problems. The forward looking statements contained in this document regarding industry and revenue trends and future business activities should be considered in light of these factors.

Contacts:
              Paul D. Meyer, Chief Financial Officer
              Michelle Lockard, Investor Relations
              Interlink Electronics, Inc.
              546 Flynn Road
              Camarillo, CA 93012
              (805) 484-8855, Fax (805) 484-8989
              http://www.interlinkelec.com